Exhibit 99.1

Heinz Reports Another Strong Quarter and Raises Full Year EPS Outlook to a Range of $2.35 to $2.39 due to Strong Business Momentum

     Heinz Delivers Operating Income Growth of 10.2% in the Second
          Quarter (excluding special items in the prior year)

    -- Sales grew 3.5% and volume rose 2.5%, driven by global innovation, marketing and new products. Net of acquisitions and divestitures, sales grew 6.1%;

    -- The operating income growth, excluding special items, was driven by increased volume and a 50 basis point improvement in gross profit margin. Reported operating income increased to $383 million from $301 million in the second quarter last year;

    -- EPS of $0.59 from continuing operations compared to $0.60 for the second quarter last year (excluding special items) due to a higher tax rate of 34.8% in this quarter compared to 23.8% a year ago. The full year estimated tax rate is 30%;

    -- Through the first half of Fiscal 2007, sales were up 5.8% and operating income (excluding prior year special items) up
        10.4%.

    Business Editors

    PITTSBURGH--(BUSINESS WIRE)--Nov. 30, 2006--Building on an excellent first quarter, H. J. Heinz Company (NYSE:HNZ) today reported strong operating income growth of 10% for its second quarter (excluding special items in the prior year) driven by outstanding performance of Heinz's top brands and products. Sales increased 3.5%, as the Company's focus and investment behind its top brands resulted in impressive growth including Heinz(R) branded products (9% growth), Weight Watchers(R) Smart Ones(R) meals (17% growth), Classico(R) pasta sauces (9% growth), T.G.I. Friday's(R) frozen snacks (12% growth), Plasmon(R) baby food (7% growth) and Weight Watchers(R) meals (11% growth).

    On a total company basis, including the impact of discontinued operations, the Company reported net income of $191.6 million or $0.57 per diluted share in the current quarter, compared to $203.8 million or $0.60 per share in the prior year. On a continuing operations basis, the Company reported income of $197.4 million or $0.59 per share compared to $168.3 million or $0.49 per share in the prior year. Excluding discontinued operations and special items in the prior year only, net income was $197.4 million in the current quarter or $0.59 per diluted share, compared to $205.4 million or $0.60 per share as the prior year benefited from a very low tax rate. The tax rate for the quarter was 34.8% compared to 23.8% a year ago, excluding special items. There were no special items in the second quarter of Fiscal 2007.

    Commenting on the Company's performance, Heinz's Chairman, President and CEO William R. Johnson said: "We are pleased by the excellent operating results in the quarter. Sales of our top ten brands grew by 8% and total Heinz operating income for the quarter increased 10%. North American Consumer Products continued its strong momentum with sales up 7.5% and operating income up 12.5%. Our businesses in Europe are building momentum and generated 9.7% operating income growth in the quarter. Capitalizing on the health and wellness trend, sales of the Heinz brand worldwide grew 9%, the Weight Watchers Smart Ones brand was up 17%, the Classico brand was up 9% and Weight Watchers from Heinz(R) meals in the UK grew 11%. Our Asia Pacific businesses grew sales 6% and profit 16% as a result of new product introductions and increased marketing. I am also pleased by our continued improvements in working capital management - where we reduced the Cash Conversion Cycle for the quarter by 10 days, to a record low of 49 days."

    Mr. Johnson continued, "Through the first half of the year, we have driven sales growth of almost 6% and operating income growth of better than 10%, and we are tracking well against the commitments we made on June 1."

    INNOVATION IN HEALTH, WELLNESS & CONVENIENCE

    As one of the original companies dedicated to "Pure Food," Heinz's brand portfolio is uniquely positioned to harness the growing consumer demand for healthy eating options, while continuing to provide solutions for convenience-seeking consumers.

    A sampling of Heinz's exciting new product initiatives in health, wellness and convenience in the quarter included:

    -- In the U.S. -- the introduction of Classico organic pasta sauces.

    -- In Australia and New Zealand -- the launch of Heinz Fruit Splat(TM) and Wattie's Fruit Squirtz(TM) ranges of strained fruit snacks with no added sugars, colors or preservatives in single-serve packs equal to one portion of fruit. Also, the continued expansion of the steamfresh line of vegetables and vegetable based meals.

    -- In Italy -- a range of special care infant foods in the Plasmon brand offering Italian parents solutions for children who have digestion problems, difficulty sleeping, food allergies or are underweight.

    --  In Canada -- the successful launch of Weight Watchers Smart
        Ones meals.

    "We have launched more than 100 great-tasting new products this year, which we are supporting with strong consumer marketing, as well as effective customer co-marketing and in-store promotional activities," Mr. Johnson said. "We have robust new product pipelines across all of our major business segments that are helping to drive positive growth and margin expansion."

    (Comments herein refer to the following non-GAAP financial measures: adjusted gross profit and adjusted operating income for Fiscal 2006, which exclude special items, and Operating Free Cash Flow for 2007. There have been no special items in Fiscal 2007. See attached tables for further details, including reconciliation of non-GAAP financial measures. Management believes that the adjusted GAAP measures provide additional clarity in understanding the trends of the business as they enable investors to use financial measures that management uses in addition to GAAP measures to evaluate the day-to-day operations of the business.)

    SECOND QUARTER SUMMARY

    Second quarter sales increased 3.5%, to $2.23 billion from $2.16 billion. Sales increased 2.5% from volume, 1.7% from net pricing and 1.8% from foreign exchange, partially offset by a 2.6% decline from the impact of divestitures, net of acquisitions. The volume increase was driven by the continued success of our business in North America with increased innovation and marketing behind Weight Watchers Smart Ones meals and Boston Market(R) entrees. The volume results were also driven by frozen entrees globally and a number of new product introductions, particularly in Australia and New Zealand.

    Gross profit margin in the second quarter increased to 37.9% from the adjusted gross profit in 2006 of 37.4%. These increases reflect higher volume and increased pricing and were partially offset by commodity cost increases and the impact of divestitures. Operating income in the second quarter of Fiscal 2007 of $383.0 million, increased 10.2% from adjusted operating income in the second quarter of 2006, largely due to increased volume in the U.S., Australia and New Zealand, the higher gross profit margin and reductions in selling and distribution expenses ("S&D") and general and administrative expenses ("G&A"). S&D and G&A declined, despite volume increases, as a result of strong productivity gains and targeted workforce reductions last year. These declines were partially offset by increased marketing expense, particularly in the North American Consumer Products segment, and increased compensation costs related to the adoption of FAS 123R in the current year.

    The operating income increase of 10.2% was offset by an increase in the effective tax rate of 11 percentage points to 34.8%, and resulted in a 1.7% decline in EPS. The higher effective tax rate is due to the benefit in the prior year from the reversal of a tax provision of $23.4 million related to a foreign affiliate, partially offset by the non-deductibility of certain asset write-offs taken that quarter. The Company continues to anticipate that the reported tax rate on continuing operations for the year will be approximately 30%.

    Heinz's working capital management showed continued improvement over the prior year, as the Cash Conversion Cycle for the quarter improved 10 days, to 49 days, reflecting improvements in the current year core operations and the impact of prior year divestitures. The Company generated $176 million of Operating Free Cash Flow (cash flow from operations plus proceeds from disposals of property, plant and equipment less capital expenditures) in the second quarter of Fiscal 2007.

    SECOND QUARTER SEGMENT HIGHLIGHTS

    NORTH AMERICAN CONSUMER PRODUCTS

    Sales of the North American Consumer Products segment increased 7.5%. Volume increased 4.7%, largely resulting from strong growth in Classico pasta sauces and Weight Watchers Smart Ones and Boston Market(R) frozen entrees, sides and desserts. Volume increases were also generated from increased consumption of T.G.I. Friday's and Bagel Bites(R) frozen snacks and Heinz(R) gravy. Pricing increased 1.0% largely due to Heinz(R) ketchup and Ore-Ida frozen potatoes. Acquisitions increased sales 0.8%, primarily from the recent acquisition of Renee's Gourmet Foods, a Canadian manufacturer of premium refrigerated salad dressings, sauces, dips, marinades and mayonnaise. Favorable Canadian exchange translation rates increased sales 1.0%.

    Adjusted operating income increased 12.5%, due primarily to increased volume, higher pricing, manufacturing efficiencies in the Canadian business and lower selling and delivery costs. These increases were partially offset by increased marketing expenses, primarily for Weight Watchers Smart Ones meals, Ore-Ida frozen potatoes and frozen snacks.

    U.S. FOODSERVICE

    Sales of the U.S. Foodservice segment increased 5.4% primarily as a result of higher volume. Volume rose 5.1%, due to higher volume in Heinz ketchup and frozen soup, appetizers and desserts. Divestitures, net of acquisitions, reduced sales 2.1%.

    Adjusted operating income increased 13.3% primarily due to increased volume and cost reduction programs. This increase was partially offset by higher commodity costs. In addition, operating income benefited from lower S&D costs as a percentage of sales, reflecting strong productivity initiatives to reduce transportation costs.

    EUROPE

    Adjusted operating income increased 9.7% due to higher pricing and reduced G&A. The decrease in G&A is chiefly a result of prior year targeted workforce reductions, including the virtual elimination of European headquarters. Marketing expense is expected to increase in the second half of the year with the planned launch of HP Top Down, and the Dreamz Meanz(TM) Heinz initiative, an integrated consumer and trade promotion that runs across the entire Heinz brand portfolio in the UK.

    Sales excluding acquisitions and divestitures, were up 4.4% driven by growth in Heinz ketchup across Europe, Heinz(R) beans in the UK, and Pudlizski sauces in Poland. Heinz ketchup growth was driven primarily by increased marketing and wider distribution. Overall, sales decreased 0.8% as higher pricing on Heinz(R) soup and pasta meals in the UK was offset by reduced volume in Italy and Russia due to reduced promotions and competitive pressures. The acquisition of HP Foods in Fiscal 2006 increased sales by 1.5% and favorable exchange rates increased sales by 4.7%.

    ASIA PACIFIC

    Sales in Asia/Pacific increased a robust 6.0%. Volume increased sales 3.7% reflecting continued strong volume in Australia and New Zealand, largely due to new product introductions, such as Weight
Watchers steamfresh vegetables and meals.

    Adjusted operating income increased 16.4% as higher volume and net pricing along with lower G&A was only partially offset by higher commodity costs and increased marketing. The reduction in G&A is a result of targeted workforce reductions, including the virtual elimination of Asian headquarters.

    REST OF WORLD (ROW)

    Sales for ROW, excluding acquisitions and divestitures, were up double digits in the quarter. Overall sales decreased 4.0%, as divestitures reduced sales 13.6% and foreign exchange translation rates reduced sales 3.1%. Volume increased 6.8% due primarily to market and share growth in nutritional drinks in India and growth in baby food in Latin America. Higher pricing increased sales by 5.9%, largely due to reduced promotions and price increases taken in Latin America.

    Adjusted operating income increased 13.5% as increased pricing was partially offset by the impact of divestitures.

    YEAR TO DATE HIGHLIGHTS

    Sales for the six months ended November 1, 2006 increased 5.8%. Sales were favorably impacted by a volume increase of 3.7%. Positive increases were generated in all of the Company's segments, led by the North American Consumer Products and U.S. Foodservice segments. Strong volume increases were also noted in our businesses in Australia, New Zealand and Italy, as well as in the emerging markets of India, China and Poland, in line with the Company's strategy to focus on such key emerging markets. Net pricing increased sales by 1.4%. Divestitures, net of acquisitions, decreased sales by 0.7%. Foreign exchange translation rates increased sales by 1.5%.

    Adjusted operating income for the six months increased 10.4%, which was favorably impacted by increased volume and the higher gross profit margin of 37.7% versus 37.2% last year. Income from continuing operations was $1.17 per diluted share in the six months ended November 1, 2006, compared to income from continuing operations, excluding special items, in the prior six months of $1.07 per share. On a total company basis, net income was $1.15 per diluted share this year compared to $1.04 per diluted share last year.

    MEETING WITH SECURITIES ANALYSTS - INTERNET BROADCASTS

    Heinz will host a conference call with security analysts today at 8:30 a.m. (Eastern Time). The call will be webcast live on www.heinz.com and will be archived for playback beginning at 2 p.m.

    The call is available live for Media (listen only) at (800) 955-1760 (U.S.). It will be hosted by William R. Johnson, Chairman, President & CEO; Art Winkleblack, Executive Vice President and Chief Financial Officer; Ed McMenamin, Senior Vice President - Finance and Corporate Controller; and Jack Runkel, Vice President - Investor Relations.

    SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

    This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words "will," "expects," "anticipates," "believes," "estimates" or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, as well as anticipated reductions in spending. These forward-looking statements reflect management's view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz's control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:

    --  sales, earnings, and volume growth,

    --  general economic, political, and industry conditions,

    -- competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, energy and raw material costs,

    -- the ability to identify and anticipate and respond through innovation to consumer trends,

    --  the need for product recalls,

    --  the ability to maintain favorable supplier relationships,

    --  currency valuations and interest rate fluctuations,

    --  changes in credit ratings,

    -- the ability to identify and complete and the timing, pricing and success of acquisitions, joint ventures, divestitures and other strategic initiatives,

    -- approval of acquisitions and divestitures by competition authorities, and satisfaction of other legal requirements,

    --  the ability to successfully complete cost reduction programs,

    -- the voting results on shareholder proposals, including the proposed amendments to require majority voting,

    -- the ability to limit disruptions to the business resulting from the emphasis on three core categories and potential divestitures,

    -- the ability to effectively integrate acquired businesses, new product and packaging innovations,

    --  product mix,

    -- the effectiveness of advertising, marketing, and promotional programs,

    -- the ability to maintain sales growth while reducing any spending on advertising, marketing and promotional programs,

    --  supply chain efficiency,

    --  cash flow initiatives,

    -- risks inherent in litigation, including tax litigation, and international operations, particularly the performance of business in hyperinflationary environments,

    -- changes in estimates in critical accounting judgments and changes in laws and regulations, including tax laws,

    --  the success of tax planning strategies,

    -- the possibility of increased pension expense and contributions and other people-related costs,

    --  the possibility of an impairment in Heinz's investments, and

    --  other factors described in "Risk Factors" and "Cautionary
        Statement Relevant to Forward-Looking Information" in the
        Company's Form 10-K for the fiscal year ended May 3, 2006.

    The forward-looking statements are and will be based on management's then current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

    ABOUT HEINZ: H. J. Heinz Company, offering "Good Food Every Day"(
TM) is one of the world's leading marketers and producers of nutritious foods in ketchup, condiments, sauces, meals, soups, snacks and infant foods. Heinz provides superior quality, taste and nutrition to people eating at home, at restaurants, at the office and "on-the-go." Heinz is a global family of leading brands, including Heinz(R) ketchup, sauces, soups, beans, pasta and infant foods (representing nearly one-third of total sales or close to $3 billion), Ore-Ida(R) potato products, Weight Watchers(R) Smart Ones(R) entrees, Boston Market(R) meals, T.G.I. Friday's(R) snacks, and Plasmon infant nutrition. Heinz has number-one or number-two brands on five continents, showcased by Heinz(R) ketchup, The World's Favorite Ketchup(R). Information on Heinz is available at www.heinz.com.



                 H. J. Heinz Company and Subsidiaries
                  Consolidated Statements of Income
               (In Thousands, Except per Share Amounts)

                         Second Quarter Ended      Six Months Ended
                       ----------------------- -----------------------
                       November 1, October 26, November 1, October 26,
                           2006        2005        2006        2005
                         FY2007      FY2006      FY2007      FY2006
                       ----------- ----------- ----------- -----------

 Sales                 $2,232,225  $2,156,984  $4,292,145  $4,057,262
 Cost of products sold  1,385,627   1,353,212   2,673,130   2,550,928

                       ----------- ----------- ----------- -----------
 Gross profit             846,598     803,772   1,619,015   1,506,334

 Selling, general and
  administrative
   expenses               463,613     502,811     916,388     948,508

                       ----------- ----------- ----------- -----------
 Operating income         382,985     300,961     702,627     557,826

 Interest income            7,103       5,745      14,395      13,798
 Interest expense          80,172      76,500     155,798     142,804
 Other expense, net        (7,106)     (7,082)    (14,817)     (9,918)

                       ----------- ----------- ----------- -----------
 Income from continuing
  operations before
  income taxes            302,810     223,124     546,407     418,902

 Provision for income
  taxes                   105,379      54,793     154,875     110,398
                       ----------- ----------- ----------- -----------

 Income from continuing
  operations              197,431     168,331     391,532     308,504

 (Loss)/income from
  discontinued
  operations, net of
  tax                      (5,856)     35,490      (5,856)     52,591
                       ----------- ----------- ----------- -----------


 Net income            $  191,575  $  203,821  $  385,676  $  361,095
                       =========== =========== =========== ===========

 Income/(loss) per
  common share -
  Diluted
     Continuing
      operations       $     0.59  $     0.49  $     1.17  $     0.89
     Discontinued
      operations            (0.02)       0.10       (0.02)       0.15
                       ----------- ----------- ----------- -----------

     Net Income        $     0.57  $     0.60  $     1.15  $     1.04
                       =========== =========== =========== ===========

 Average common shares
 outstanding - diluted    334,617     342,533     334,767     345,963
                       =========== =========== =========== ===========

 Income/(loss) per
  common share - Basic
     Continuing
      operations       $     0.60  $     0.50  $     1.18  $     0.90
     Discontinued
      operations            (0.02)       0.10       (0.02)       0.15
                       ----------- ----------- ----------- -----------

     Net Income        $     0.58  $     0.60  $     1.16  $     1.05
                       =========== =========== =========== ===========

 Average common shares
 outstanding - basic      330,670     339,475     331,077     342,856
                       =========== =========== =========== ===========

 Cash dividends per
  share                $     0.35  $     0.30  $     0.70  $     0.60
                       =========== =========== =========== ===========
Note: Fiscal 2006 includes special items.
(Totals may not add due to rounding)




                 H. J. Heinz Company and Subsidiaries
                             Segment Data

                        Second Quarter Ended      Six Months Ended
                       ----------------------- -----------------------
                       November 1, October 26, November 1, October 26,
                           2006        2005        2006        2005
                         FY2007      FY2006      FY2007      FY2006
                       ----------- ----------- ----------- -----------
Net external sales:
   North American
    Consumer Products  $  671,644  $  625,039  $1,287,221  $1,169,999
   U.S. Foodservice       406,222     385,345     772,835     738,556
   Europe                 739,428     745,543   1,425,290   1,387,442
   Asia/Pacific           318,323     300,395     609,856     560,315
   Rest of World           96,608     100,662     196,943     200,950
                       ----------- ----------- ----------- -----------
   Consolidated Totals $2,232,225  $2,156,984  $4,292,145  $4,057,262
                       =========== =========== =========== ===========

Intersegment revenues:
   North American
    Consumer Products  $   12,982  $   13,128  $   25,811  $   25,431
   U.S. Foodservice         5,324       5,307      11,378      10,205
   Europe                   3,812       3,239       8,726       6,474
   Asia/Pacific             1,501         449       2,436       1,223
   Rest of World              567         301         786         564
   Non-Operating          (24,186)    (22,424)    (49,137)    (43,897)
                       ----------- ----------- ----------- -----------
   Consolidated Totals $        -  $        -  $        -  $        -
                       =========== =========== =========== ===========

Operating income
 (loss):
   North American
    Consumer Products  $  165,965  $  147,018  $  309,179  $  270,949
   U.S. Foodservice        59,537      47,202     114,593      97,664
   Europe                 139,386     106,887     258,735     200,610
   Asia/Pacific            44,317      36,012      75,364      54,701
   Rest of World           11,828      (5,002)     23,667       1,365
   Non-Operating          (38,048)    (31,156)    (78,911)    (67,463)
                       ----------- ----------- ----------- -----------
   Consolidated Totals $  382,985  $  300,961  $  702,627  $  557,826
                       =========== =========== =========== ===========

Operating income
 (loss) excluding
 special items:
   North American
    Consumer Products  $  165,965  $  147,571  $  309,179  $  273,338
   U.S. Foodservice        59,537      52,535     114,593     104,345
   Europe                 139,386     127,059     258,735     233,950
   Asia/Pacific            44,317      38,075      75,364      62,490
   Rest of World           11,828      10,419      23,667      18,751
   Non-Operating          (38,048)    (28,227)    (78,911)    (56,207)
                       ----------- ----------- ----------- -----------
   Consolidated Totals $  382,985  $  347,432  $  702,627  $  636,667
                       =========== =========== =========== ===========

The company's revenues are generated via the sale of products in the following categories:

    Ketchup and Sauces $  915,149  $  870,080  $1,816,124  $1,673,009
    Meals and Snacks    1,009,344     968,327   1,863,287   1,781,428
    Infant Feeding        213,202     207,318     426,899     401,696
    Other                  94,530     111,259     185,835     201,129
                       ----------- ----------- ----------- -----------
    Total              $2,232,225  $2,156,984  $4,292,145  $4,057,262
                       =========== =========== =========== ===========




                 H. J. Heinz Company and Subsidiaries
        Special Items - Second Quarter Ended October 26, 2005

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides a reconciliation of the Company's reported results from continuing operations to the results excluding special items for the second quarter ended October 26, 2005:


                              Second Quarter Ended October 26, 2005
                            ------------------------------------------

(amounts in millions)          Net     Gross  Operating          Per
                              Sales   Profit   Income   Income  Share
                            --------- ------- --------- ------- ------
Reported results from
 continuing operations      $2,157.0  $803.8  $  301.0  $168.3  $0.49
  Reorganization costs             -     4.0      31.5    22.2   0.06
  Strategic review costs           -     1.5       2.3     1.3      -
  Net loss on disposals            -    (3.3)     12.7    13.6   0.04
                            --------- ------- --------- ------- ------

Results from continuing
 operations excluding
 special items              $2,157.0  $805.9  $  347.4  $205.4  $0.60
                            ========= ======= ========= ======= ======

(Note: Totals may not add due to rounding.)




                 H. J. Heinz Company and Subsidiaries
          Special Items - Six Months Ended October 26, 2005

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides a reconciliation of the Company's reported results from continuing operations to the results excluding special items for the six months ended October 26, 2005:


                               Six Months Ended October 26, 2005
                          --------------------------------------------

(amounts in millions)        Net      Gross   Operating          Per
                            Sales    Profit    Income   Income  Share
                          --------- --------- --------- ------- ------
Reported results from
 continuing operations    $4,057.3  $1,506.3  $  557.8  $308.5  $0.89
  Reorganization costs           -       6.0      56.5    39.1   0.11
  Strategic review costs         -       1.5       9.7     7.9   0.02
  Net loss on disposals          -      (3.3)     12.7    13.6   0.04
                          --------- --------- --------- ------- ------
Results from continuing
 operations excluding
 special items            $4,057.3  $1,510.5  $  636.7  $369.1  $1.07
                          ========= ========= ========= ======= ======

(Note: Totals may not add due to rounding.)




                 H. J. Heinz Company and Subsidiaries
                     Non-GAAP Performance Ratios

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP performance ratio discussed in the Company's press release dated November 30, 2006:


Operating Free Cash
 Flow Calculation
(amounts in
 thousands)            Second Quarter Ended       Six Months Ended
                      ----------------------- ------------------------
                      November 1, October 26, November 1, October 26,
                          2006        2005        2006        2005
                        FY 2007     FY 2006     FY 2007     FY 2006
                      ----------- ----------- ----------- ------------
  Cash provided by
   operating
   activities         $  217,012  $  227,567  $  264,528  $   393,483
  Capital expenditures   (50,615)    (52,447)    (89,542)     (99,609)
  Proceeds from
   disposals of
   property, plant and
   equipment               9,765       1,620      34,167        3,427

                      ----------- ----------- ----------- ------------
     Operating Free
      Cash Flow       $  176,162  $  176,740  $  209,153  $   297,301
                      =========== =========== =========== ============

    CONTACT: H. J. Heinz Company
             Media:
             Ted Smyth, 412-456-5780
             Michael Mullen, 412-456-5751
             Michael.mullen@us.hjheinz.com
             or
             Investors:
             Jack Runkel, 412-456-6034